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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PMC Capital, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
$4,508

2) Form, Schedule or Registration Statement No.:
Form S-4 Registration No. 333-108180

3) Filing Party:
PMC Commercial Trust

4) Date Filed:
August 22, 2003

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SUPPLEMENT TO PROXY STATEMENT DATED NOVEMBER 12, 2003

ANNUAL MEETING OF SHAREHOLDERS

PMC Commercial Trust 18111 Preston Road Suite 600 Dallas, Texas 75252	PMC Capital, Inc. 18111 Preston Road Suite 600 Dallas, Texas 75252

To the shareholders of PMC Commercial Trust and PMC Capital, Inc.:

     As you know, we have scheduled annual meetings for shareholders of PMC Commercial and PMC Capital for December 30, 2003. PMC Commercial’s annual meeting will be held at 11:00 AM at the principal executive offices of PMC Commercial located at 18111 Preston Road, Suite 600, Dallas, Texas 75252. PMC Capital’s annual meeting will be held at 9:00 AM at the principal executive offices of PMC Capital located at 18111 Preston Road, Suite 600, Dallas, Texas 75252.

     We are sending this letter to shareholders of both PMC Commercial and PMC Capital to inform you of certain changes that have taken place since we mailed proxy materials to you on or about November 12, 2003. In those proxy materials, we disclosed that Irvin Borish, Martha Greenberg, Thomas Hamill, Barry Imber, Fredric Rosemore, Lance Rosemore, Theodore Samuel, Barry Berlin, Mary Brownmiller, Cheryl Murray, Andrew Rosemore and Jan Salit, each of whom is an officer and/or director of PMC Capital, solely in his or her respective capacity as a shareholder of PMC Capital, entered into a voting agreement with PMC Commercial to vote their shares in favor of the merger and related transactions. We also disclosed that each of Nathan Cohen, Martha Greenberg, Roy Greenberg, Irving Munn, Andrew Rosemore, Lance Rosemore, Ira Silver, Barry Berlin, Mary Brownmiller, Cheryl Murray and Jan Salit, each of whom is an officer and/or director of PMC Commercial, solely in his or her respective capacity as a shareholder of PMC Commercial, have entered into a voting agreement with PMC Capital to vote their shares in favor of the merger and related transactions.

     The respective parties to the voting agreements with PMC Commercial and PMC Capital rescinded the voting agreements effective December 10, 2003. The recessions were effected in connection with exemptive relief being sought for the merger from the Securities and Exchange Commission as required under the Investment Company Act of 1940.

     In addition to the rescission of the PMC Capital and PMC Commercial voting agreements, the board of directors of PMC Capital and the board of trust managers of PMC Commercial each agreed to waive the condition in the merger agreement that the voting agreements be in full force and effect at the time of the closing of the merger.

     The board of trust managers of PMC Commercial has unanimously approved the merger and has determined that the merger is in the best interest of PMC Commercial’s shareholders. The board of trust managers recommends that PMC Commercial shareholders vote “FOR” the merger, the merger agreement and the other transactions contemplated by the merger agreement, and “FOR” approval of all other items to be voted upon at the annual meeting.

     The board of directors of PMC Capital has unanimously approved the merger and has determined that the merger is in the best interest of PMC Capital’s shareholders. The board of directors recommends that PMC Capital shareholders vote “FOR” the merger, the merger agreement and the other transactions contemplated by the merger agreement, and “FOR” approval of all other items to be voted upon at the annual meeting.

     A new proxy card is included with this letter. You may use the new card to vote on the items to be considered at the meeting. If you dated, signed and returned the proxy card sent to you previously, or in the case of PMC Commercial shareholders, you voted via telephone or the Internet, you do not need to send us the enclosed card unless you want to change your vote. For a discussion of the matters before the meeting, please refer to the proxy statement mailed to shareholders on November 12, 2003.

Dr. Andrew S. Rosemore	Dr. Fredric M. Rosemore
Chairman of the Board, Executive Vice	Chairman of the Board and Treasurer
President and Chief Operating Officer	PMC Capital, Inc.
PMC Commercial Trust